EXHIBIT 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey

Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

November 13, 2006

FOR IMMEDIATE RELEASE

Net sales rise for Graham Packaging in 3rd quarter

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, the parent company of Graham Packaging Company, L.P., today reported a $27.9 million, or 4.5 percent, gain in net sales in the third quarter of 2006 as compared to the third quarter of 2005.

Chairman and CEO Philip R. Yates said net sales for the three months ended September 30, 2006, totaled $643.0 million, compared to $615.1 million for the same period a year ago.

He said the factors influencing sales were increases in resin pricing and volume, net of changes in product mix.

The company’s net sales increased in North America in all categories except for the personal care/specialty product line. Units sold increased by 2.6 percent led by North American food and beverage. Sales were up in Europe, primarily due to favorable changes in exchange rates and volume, but were down slightly in South America.

For the nine-months ended September 30, 2006, net sales increased $61.0 million, or 3.2 percent, over the same period in 2005.

Yates said net sales for the nine-month period totaled $1,941.3 million, compared to $1,880.3 million last year.

“Even though our sales units are up year-to-date over last year, sales are softer than we had anticipated,” said Yates. “We are adapting to these softer sales volumes by further implementing aggressive cost controls. We also see the continuing and lagging negative impact of energy and general inflation on our margins and have implemented pricing actions and certain adjustments to our standard contract terms to partially offset the related negative impact.”

EXHIBIT 99.1

Chief Financial Officer John E. Hamilton said operating income for the third quarter of 2006 totaled $40.0 million, a decrease of $9.7 million, or 19.5 percent, compared to operating income of $49.7 million in the third quarter of 2005. The decrease was primarily due to a reduction to depreciation expense of $11.5 million in 2005 related to finalizing the fixed asset valuation for O-I Plastic.

Hamilton said operating income for the first three quarters of 2006 totaled $126.5 million, a decrease of $12.0 million, or 8.7 percent, compared to operating income of $138.5 million for the first three quarters in 2005.

The positive impact of added volume was offset by a loss of approximately $5.5 million due to the inability to recover all raw material costs, which was related to extraordinary efforts during the Rita/Katrina hurricane events in the latter half of 2005 to procure PET raw materials and build unusually high inventory levels to make certain the company met its customers’ requirements in the short term and was able to build for the peak isotonic beverage demand in the long term. Operating income was also negatively impacted by a decrease related to ongoing business of $10.1 million, partially offset by a net decrease in project costs of $1.2 million.

Hamilton said the company experienced a net loss of $15 million for the three months ended September 30, 2006, compared to a net loss of $2.2 million for the same period in 2005. This was related to the factors noted above, combined with interest expense that increased by $0.9 million, primarily related to an increase in interest rates.

The CFO said the company incurred a net loss of $40.2 million in the first three quarters of 2006, compared to a net loss of $9.6 million in the first three quarters of 2005, related to the factors noted above, combined with interests costs that increased $19.1 million primarily related to an increase in interest rates.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization) was $425.5 million for the four quarters ended September 30, 2006.

Covenant compliance EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the company’s Credit Agreements and Notes, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The company believes that the inclusion of covenant compliance EBITDA in the quarterly report on Form 10-Q is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreements and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

EXHIBIT 99.1

Reconciliation of net loss to EBITDA

Four quarters ended September 30, 2006
(In millions)
Net loss	$ (83.3)
Interest income	(0.6)
Interest expense	204.0
Income tax provision	15.0
Depreciation and amortization	206.7
EBITDA	341.8

Reconciliation of EBITDA to covenant compliance EBITDA

Four quarters ended September 30, 2006
(In millions)
EBITDA	$341.8
Impairment charges	6.6
Other non-cash charges (a)	11.2
Fees related to monitoring agreements (b)	5.0
Non-recurring items (c)	51.9
Pro forma adjustments (d)	9.0
Covenant compliance EBITDA	$425.5

(a)	Represents the net loss on disposal of fixed assets.
(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Holdings under monitoring agreements.
(c)	The company is required to adjust EBITDA, as defined above, for the following non-recurring items in the table below.
(d)	The company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement.

Four quarters ended September 30, 2006
(In millions)
Reorganization and other costs (i)	$32.2
Project startup costs (ii)	19.7
$51.9

(i)

Represents non-recurring costs related to the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, global reorganization costs and other costs.

(ii)	Represents non-recurring costs associated with project startups.

Graham Packaging, currently operating with 85 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories.

EXHIBIT 99.1

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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